Exhibit 10.46
Amendment No. 1
to the
Fourth Amended and Restated Limited Liability Company Agreement
of
Carvana Group, LLC

This Amendment No. 1 (this “Amendment No. 1”) to the Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Carvana Group, LLC (the “Company”) is made effective as of December 5, 2017 (the “Amendment Date”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the LLC Agreement.
WHEREAS, in connection with Carvana Co.’s issuance of Class A Convertible Preferred Stock as of the Amendment Date (the “Preferred Stock Issuance”), the Manager desires to amend the LLC Agreement as set forth herein and in accordance with Sections 3.2(a) and 11.2 of the LLC Agreement; and
WHEREAS, the Manager has determined that it is advisable and in the best interests of the Company to amend the LLC Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager hereto agree as follows:
1.Amendment. The LLC Agreement is hereby amended as follows:
(a)The definition of “Tax Distributions” is deleted in its entirety.
(b)    The following definitions are added to Article I in the appropriate alphabetical order:
“Applicable Class A Convertible Preferred Unit Tax Rate” means, for any calendar year, a percentage determined by the Manager (which may be zero) to be the sum of the federal, state, and local income tax rates that, in the discretion of the Manager, would provide an amount of Class A Convertible Preferred Unit Tax Distributions that would be sufficient to pay the actual, current income tax obligations incurred by the holder of the Class A Convertible Preferred Units arising from the aggregate taxable income of the Company allocated with respect to the Class A Convertible Preferred Units (as provided in more detail in Section 4.1(a)(i)), taking into account, among other factors, other income and losses of the Company, the character of the Company’s income and the deductibility of state and local taxes for federal income tax purposes.

“Certificate of Designations” means the Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock of Carvana Co., filed with the Delaware Secretary of State on December 5, 2017, as the same may be amended, amended and restated, changed or replaced from time to time in accordance with its terms.

“Class A Convertible Preferred Stock” means the Class A Convertible Preferred Stock of Carvana Co., the rights and preferences of which are set forth in the Certificate of Designations.

“Class A Preferred Stock Cash Dividend” means any dividend declared and actually paid in cash by Carvana Co. in respect of the Class A Convertible Preferred Stock.

“Class A Preferred Stock Cash Dividend Amount” means, with respect to any Class A Preferred Stock Cash Dividend, the aggregate amount paid in cash by Carvana Co. in connection with such Class A Preferred Stock Cash Dividend.

“Class A Preferred Stock Liquidation Payment” means any distribution of the Liquidation Payment Amount by Carvana Co. pursuant to Section G.1. of the Certificate of Designation in respect of the Class A Convertible Preferred Stock.

“Class A Preferred Stock Cash Liquidation Payment Amount” means, with respect to any Class A Preferred Stock Liquidation Payment, the aggregate amount distributed by Carvana Co. in connection with such Class A Preferred Stock Liquidation Payment.

“Class A Preferred Stock Change of Control Repurchase” means a repurchase of Class A Convertible Preferred Stock by Carvana Co. required pursuant to the Certificate of Designations because of the occurrence of a Change of Control (as such term is defined in the Certificate of Designations).

“Class A Convertible Preferred Unit” means a Unit, issued to Carvana Co. Sub on the Amendment Date, having the rights and obligations specified with respect to a Class A Preferred Unit in Amendment No. 1 to this Agreement.

“Class A Convertible Preferred Unit Tax Distribution” has the meaning set forth in Section 4.1(a)(i).

“Common Unit Tax Distribution” has the meaning set forth in Section 4.1(a)(i).

(c)    Section 3.2 of the LLC Agreement is amended to add the following Section 3.2(g):
(g)    In the event Carvana Co. issues any Class A Common Stock upon conversion of any shares of Class A Convertible Preferred Stock or in connection with any Class A Preferred Stock Change of Control Repurchase, a corresponding number of Class A Convertible Preferred Units shall be cancelled and cease to be outstanding, and the Company shall issue to Carvana Co. Sub Class A Common Units in accordance with Section 3.2(b) hereof without any further action by the Company or the Manager.

(d)    Section 4.1 of the LLC Agreement is amended as follows:
(i)    The existing Section 4.1(a) (Tax Distributions) is deleted in its entirety and is replaced with the following:
(a)    Tax and Preferred Distributions.

(i)    Tax Distributions. To the extent funds of the Company may be available for distribution by the Company (as determined by the Manager in its sole discretion), with respect to each Fiscal Quarter, the Company shall distribute to each holder of Class A Convertible Preferred Units an amount of cash (a “Class A Convertible Preferred Unit Tax Distribution”) equal to the excess, if any, of (i) (A) the aggregate taxable income of the Company for the Taxable Year to date allocated with respect to the Class A Convertible Preferred Units held (with taxable income reflecting, without limitation, adjustments under Sections 704(c),

734 and 743 of the Code and net of Taxable losses of the Company allocated in respect of prior Fiscal Quarters and not previously taken into account under this clause and including, if applicable, any income under Sections 707(a) or (c) of the Code), multiplied by (B) the Applicable Class A Convertible Preferred Unit Tax Rate over (ii) the cumulative amount of prior Class A Convertible Tax Distributions made pursuant to this Section 4.1(a)(i) with respect to such Class Convertible Preferred Units for the Taxable Year in question; provided that the amount of Class A Convertible Preferred Unit Tax Distributions made with respect to the Class A Convertible Preferred Units shall be the same for every Class A Convertible Preferred Unit and shall be equal to the highest amount that any holder of Class A Convertible Preferred Units would otherwise be entitled to receive on a per Unit basis under this Section 4.1(a)(i). If the Manager determines there are insufficient funds available to pay the Class A Convertible Preferred Unit Tax Distributions in full, then Class A Convertible Preferred Unit Tax Distributions shall be made to each holder of Class A Convertible Preferred Units on a pro rata basis, with each Class A Convertible Preferred Unit receiving the same amount on a per Unit basis. After the distribution of the Class A Convertible Preferred Unit Tax Distributions, to the extent funds of the Company remain which may be available for distribution by the Company (as determined by the Manager in its sole discretion), with respect to each Fiscal Quarter, the Company shall distribute to each holder of Class A Common Units an amount of cash (a “Common Unit Tax Distribution”) equal to the excess, if any, of (i) (A) the aggregate taxable income of the Company for the Taxable Year to date allocated with respect to the Class A Common Units held (with taxable income reflecting, without limitation, adjustments under Sections 704(c), 734 and 743 of the Code and net of Taxable losses of the Company allocated in respect of prior Fiscal Quarters and not previously taken into account under this clause), multiplied by (B) the Applicable Tax Rate over (ii) the cumulative amount of prior Tax Distributions made pursuant to this Section 4.1(a)(i) with respect to such Class A Common Units for the Taxable Year in question; provided that the amount of Tax Distributions made with respect to the Class A Common Units shall be the same for every Class A Common Unit and shall be equal to the highest amount that any holder of Class A Common Units would otherwise be entitled to receive on a per Unit basis under this Section 4.1(a)(i). If the Manager determines there are insufficient funds available to pay the Common Unit Tax Distributions in full, then Common Unit Tax Distributions shall be made to each holder of Class A Common Units on a pro rata basis, with each Class A Common Unit receiving the same amount on a per Unit basis. Common Unit Tax Distributions shall be made with respect to each holder of Class B Common Units under the same principles as set forth above for Class A Common Units, except that the amount distributed with respect to each Class B Common Unit shall be based on the amount of taxable income allocated with respect to such Unit, with no requirement that the amounts distributed with respect to each Class B Common Unit be equal to amounts distributed for other Class B Common Units. If the Manager determines there are insufficient funds available to pay Common Unit Tax Distributions in full, Common Unit Tax Distributions shall be made to each holder of Class B Common Units on a pro rata basis in proportion to the amount otherwise distributable to such holder with respect to such Class B Common Units. Any funds available shall first be used to make Class A Convertible Preferred Unit Tax Distributions until those amounts are paid in full. Any remaining funds available shall be initially apportioned between (i) the Class A Common Units and (ii) the Class B Common Units in proportion to the aggregate amounts otherwise distributable to each class of Units as Common Unit Tax Distributions. To the extent that any Unitholders have not received Class A Convertible Preferred Unit Tax Distributions or Common Unit Tax Distributions in full under this Section 4.1(a)(i), such unpaid amounts shall carryforward and shall be distributed in future periods as Class A Convertible Preferred Unit Tax Distributions or Common Unit Tax Distributions, as the case may be, under this Section 4.1(a)(i). Common Unit Tax Distributions shall be treated as advances of any amounts Unitholders are entitled to receive pursuant to Section 4.1(b); Class A Convertible Preferred Unit Tax Distributions shall not be treated as advances of any amounts otherwise payable with respect to the Class A Convertible Preferred Units under this Agreement. For the avoidance of doubt, unless the Manager specifies that a distribution is not a Class A Convertible Preferred Tax Distribution or a Common Tax Distribution pursuant to this Section 4.1(a)(i), each Distribution with respect to a Unit shall be treated as a Class A Convertible Preferred Tax Distribution or as a Common Tax Distribution.
(ii)    The reference to Section 4.1(a) in Section 3.5(b)(i) of the LLC Agreement shall be deemed to refer to Section 4.1(a)(i).
(iii)    Section 4.1(a) is amended to add the following Sections 4.1(a)(ii), 4.1(a)(iii), 4.1(a)(iv) and 4.1(a)(v):
(ii)    Class A Convertible Preferred Unit Cash Dividend Distributions. In the event Carvana Co. declares and pays a Class A Convertible Preferred Stock Cash Dividend, on or before the related Dividend Payment Date (as defined in the Certificate of Designations) the Manager shall cause the Company to make a Distribution of cash in respect of the Class A Convertible Preferred Units in an amount equal to the related Class A Preferred Stock Cash Dividend Amount.

(iii)    Class A Preferred Stock Change of Control Repurchase. In the event Carvana Co. is required to make a Class A Preferred Stock Change of Control Repurchase, on or before the date of the related Change of Control Exchange (as defined in the Certificate of Designations), the Manager shall cause the Company to make a Distribution of cash in respect of the Class A Convertible Preferred Units in an amount equal to the aggregate Change of Control Price (as defined in the Certificate of Designations) which is to be paid in cash and not in shares of Class A Common Stock.

(iv)    Class A Convertible Preferred Unit Liquidation Payment. In the event Carvana Co. makes a Class A Convertible Preferred Stock Liquidation Payment, on or before the related date fixed for liquidation, winding-up or dissolution of Carvana Co. the Manager shall cause the Company to make a Distribution in respect of the Class A Convertible Preferred Units in an amount equal to the related Class A Preferred Stock Liquidation Payment Amount.

(v)    The Manager shall not approve, and the Company shall not make, any Distribution pursuant to Section 4.1(b) at any time that Carvana Co. is not permitted to pay a dividend or make a liquidating distribution in respect of Junior Securities pursuant to the Certificate of Designations. In addition, for the avoidance of doubt, Distributions made in respect of Class A Convertible Preferred Units shall not result in any adjustment to the Participation Threshold of any Class B Common Unit pursuant to Section 3.5(b) above.

(e)    Section 4.3(g) of the LLC Agreement is amended to add the following sentence to the end of such Section:
Any items of deduction (including a deduction described in Code Sections 707(c) and 162(a)) with respect to or arising from the Class A Convertible Preferred Units shall be allocated to the holders of such Class A Convertible Preferred Units unless such treatment is prohibited by law. For the avoidance of doubt, all tax deductions described in this Section 4.3(g) shall be taken into account in determining the amount of tax distributions made under the provisions of Section 4.1(a)(i).

(f)    The first sentence of Section 10.2(c) of the LLC Agreement is amended to delete the existing reference to “Section 4.1(b)” and replace it with “Section 4.1,” so that it now reads as follows:
(c)    As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 10.2(b) above, the liquidators shall promptly distribute the Company’s Liquidation Assets to the holders of Units in accordance with Section 4.1 above.

2.Issuance of Class A Convertible Preferred Units. Pursuant to this Amendment, the Manager hereby authorizes the Company to issue 100,000 Class A Convertible Preferred Units to Carvana Co. Sub, effective as of the Amendment Date, in consideration for the capital contribution made or deemed to have been made by Carvana Co. Sub of the net proceeds of the Preferred Stock Issuance.
3.Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
4.Entire Agreement. This Amendment, the LLC Agreement as amended hereby and those other documents expressly referred to herein or therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
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IN WITNESS HEREOF, the undersigned have executed this Amendment No. 1 to Fourth Amended and Restated Limited Liability Company Agreement of Carvana Group, LLC, effective as of the date first written above.

CARVANA CO. SUB, LLC, as the sole Manager

By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	Vice President, General Counsel and Secretary

CARVANA GROUP, LLC

By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	Vice President, General Counsel and Secretary